UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   April 13, 2015

OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2015 the Board of Directors of Otter Tail Corporation (the “Company”) accepted the resignation of Edward J. McIntyre as Chief Executive Officer of the Company and appointed Charles S. MacFarlane as President and Chief Executive Officer of the Company. Mr. McIntyre was appointed to the non-executive officer position of Special Advisor to the CEO to assist with transitional matters. In connection with his appointment as President and Chief Executive Officer, Mr. MacFarlane was designated by the Compensation Committee of the Board of Directors as a participant in the Otter Tail Corporation Executive Severance Plan (the “Severance Plan”) and agreed to the termination of his Executive Employment Agreement with the Company.

The Severance Plan is intended to provide, in lieu of an Executive Employment Agreement, severance benefits to certain employees of the Company and its affiliates designated by the Compensation Committee from time to time in the event of the termination of their employment under certain circumstances not involving a change in control of the Company. Following involuntary termination without Cause (other than for death or disability) or voluntary resignation for Good Reason, a participant will be entitled to a severance benefit equal to the participant’s severance multiplier (2.0 for Mr. McFarlane) times the sum of (i) the participant’s annual base salary in effect when the termination occurs and (ii) the target bonus under the participant’s applicable annual bonus plan for the fiscal year in which the termination occurs. “Cause” is defined as (i) the willful and continued failure by the participant substantially to perform the participant’s duties and obligations or (ii) the willful engaging by the participant in misconduct which is materially injurious to the Company or any of its affiliates, monetarily or otherwise. “Good Reason” is defined as any of the following actions taken by the Company without the participant’s consent that results in a material negative change to the participant:  (i) a breach or alteration of any material term of any employment agreement or change in control agreement to which the participant is a party without the participant’s consent; (ii) any reduction in the participant’s base pay that (either individually or when aggregated with any prior reductions) equals or exceeds 20%; (iii) a modification of the incentive compensation program covering the participant which (either individually or when aggregated with any prior modifications) results in a reduction of 20% or more in combined incentive opportunity at target; or (iv) a material reduction in the aggregate benefits available to the participant under the retirement programs that apply to the participant at the time of becoming a participant in this Plan, but excluding any 401(k) plan and the ESOP; provided that any reduction or modification under (ii) and (iii) will be disregarded if it is made on the same or substantially similar basis for substantially all senior executives of the Company or any affiliate that employs the participant.

To receive benefits under the Severance Plan, a participant must sign a comprehensive release of claims, along with the following:  (i) an agreement not to disparage the Company and its affiliates; (ii) an agreement not to compete with the Company and/or its affiliates for a period of months following the termination corresponding to the participant’s severance multiplier; an agreement not to solicit employees or vendors of the Company and/or its affiliates for a period of months following the termination corresponding to the participant’s severance multiplier; and an assignment of intellectual property the participant created or conceived within the scope of the participant’s duties with the Company and/or its affiliates.  If the participant breaches the separation agreement in any material respect, the participant may be required to repay the severance benefits provided to the participant.

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The Severance Plan is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description of the Severance Plan is qualified in its entirety by reference to the full text thereof.

The Compensation Committee of the Board of Directors also approved on April 13, 2015 a new form of Restricted Stock Award Agreement for Directors that aligns the definition of “Change in Control” in the award agreement to the definition of that term in the Company’s 2014 Stock Incentive Plan under which these awards are granted. The form of 2015 Restricted Stock Award for Directors is filed as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Shareholder Meeting on April 13, 2015.  A total of 37,363,740 shares of the Company’s common stock were entitled to vote as of February 13, 2015, the record date of which 29,159,835 were voted in person or by proxy at the Annual Meeting.  The matters voted upon and approved by the Company’s shareholders were:

(1)	the election of three members to the Board of Directors; and

(2)	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015.

The following is a summary of the voting results for each matter presented to the shareholders:

Election of Directors:

Director’s Name	Votes For	Votes Withheld	Broker Non-Votes
Karen M. Bohn	19,477,708	411,035	9,271,092
Charles S. MacFarlane	19,399,194	489,549	9,271,092
Joyce Nelson Schuette	19,476,903	411,840	9,271,092

All three directors were re-elected to serve three year terms expiring at the time of the 2018 Annual Shareholder Meeting.

Ratification of the Appointment of Deloitte & Touche LLP:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
28,510,604	461,383	187,848	-

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Item 9.01.	Financial Statement and Exhibits

(d)	Exhibits

10.1	Otter Tail Corporation Executive Severance Plan
10.2	Form of 2015 Restricted Stock Award Agreement for Directors

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: April 15, 2015
	By	/s/ George A. Koeck
George A. Koeck
Senior Vice President, General Counsel &
Corporate Secretary

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Otter Tail Corporation Executive Severance Plan
10.2	Form of 2015 Restricted Stock Award Agreement for Directors

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